Pricing Supplement No. 62  Dated January 28,
1998 (To Prospectus Supplement dated December
1, 1997 and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $5,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars:

N/A CUSIP: 61688A AU2

Trade Date: January 28, 1998

Settlement Date: February 20, 1998

Maturity Date: February 20, 2008

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 98.20%

Interest Rate (per annum):  6.25%

Interest Payment Date(s): Monthly on the 20th of each month, commencing March 20, 1998 (subject to Business Day convention described in the Prospectus Supplement).


Record Date(s):     ( X ) The fifteenth day (whether or
not a Business Day) next preceding each Interest Payment Date.
                    (   )  Other:

Day Count Basis:       ( X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (   )   Certificated Note

Redemption:
   (   )  The Notes may not be redeemed prior to stated
maturity.
 ( X) The Notes may not be redeemed prior to February 20, 2000. The Notes may be redeemed at the option of the Company upon at least 10 calendar days notice, in whole but not in part, on February 20, 2000 and semi-annually thereafter on each August 20 and February 20 (subject to Business Day convention described in the Prospectus
Supplement) at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon cancellation by the Company, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): February 20, 2000 and semi annually thereafter on each August 20 and February 20
(subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date:  February 20, 2000 (subject to
Business Day convention described in the Prospectus Supplement)

Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction:
N/A Modified Payment Upon Acceleration:
N/A Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   ) Unsubordinated

The Notes are subordinate in right of payment to Senior
Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative
Obligations of the Company. At December 31, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $11.5 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan
Securities Inc. ("JPMSI") at a price of 98.20% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $5,000,000 aggregate principal amount of the Notes to Morgan Stanley & Co.
Incorporated at a price of 98.20% of the principal amount of the Notes.

   The Company has agreed to indemnify JPMSI and Morgan
Stanley & Co. Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH
ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.